AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

YATINOO, INC.

This Amended and Restated Certificate of Incorporation hereby amends and restates in its entirety that certain Certificate of Incorporation of Yatinoo, Inc., as filed with the Delaware Secretary of the State on December 11, 2006.  The name of the corporation is Yatinoo, Inc.  The original name of the corporation was Stone Consulting Services, Inc.

The Board of Directors of the Corporation duly adopted resolutions declaring the advisability of (i) decreasing the number of authorized shares of common stock, par value $.001 per share (the “Common Stock”), from five hundred million to fifty million, and (ii) effecting a reverse stock split pursuant to which for every forty (40) shares of Common Stock, par value $.001 per share, which shall have been issued and shall be outstanding immediately prior to the effectiveness of this amendment shall be reverse split into one (1) share of Common Stock, par value $.001 per share.  It is hereby certified that:

FIRST:         The name of the corporation is Yatinoo, Inc. (the “Corporation”).

SECOND:    The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington  19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

THIRD:                The nature of the business and the purposes to be conducted and promoted by the Corporation are as follows:

To conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:             The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares that the Corporation is authorized to issue is Fifty five million (55,000,000) shares. Fifty million (50,000,000) shares shall be Common Stock and Five million (5,000,000) shares shall be Preferred Stock, each with a par value of $.001 per share.  Except as otherwise required by statute, the designations and the powers, preferences and rights, and the qualifications or restrictions thereof, of any class or classes of stock or any series of any class of stock of the Corporation may be determined from time to time by resolution or resolutions of the Board of Directors.

Upon this Amended and Restated Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), for every forty (40) shares of the Corporation’s Common Stock, par value $.001 per share (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time, they will automatically be reclassified as and converted into one (1) share of Common Stock, par value $.001 per share, of the Corporation (the “New Common Stock”).  Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the quotient obtained by dividing the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by forty (40).”

The Corporation shall not issue fractional shares pursuant to this Amended and Restated Certificate of Incorporation.  The Corporation shall issue scrips or warrants in registered or bearer form which shall entitle the holder to receive a certificate for a full share upon the surrender of such scrip or warrant aggregating a full share.

FIFTH:                     The name and the mailing address of the incorporator is as follows:

NAME                                                      MAILING ADDRESS
Eliot M. Lutzker                                       Phillips Nizer LLP
                                   666 Fifth Avenue, 28th Floor
                                   New York, NY  10103-0084

SIXTH:                      The Corporation is to have perpetual existence.

SEVENTH:                The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.  Without limiting the generality of the foregoing, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.  Any amendment, modification or repeal of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

EIGHTH:                     The Corporation shall, to the fullest extent permitted by the provisions of § 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

NINTH:                      Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

TENTH:                      From time to time any of the provisions of this certificate of incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this Article TENTH.

This Amended and Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware.

Dated:  As of June 23, 2009

/s/ Francis P. Magliochetti
Francis P. Magliochetti,
Interim Chief Executive Officer